EXHIBIT 2.4

CERTIFICATE OF DESIGNATION OF RIGHTS, PRIVILEGES, PREFERENCES AND RESTRICTIONS OF

SERIES B PREFERRED STOCK OF

ASPYRON, INC.

ASPYRON, INC., a Wyoming corporation (the “Corporation”) is organized and existing under the laws of the State of Wyoming.

The Corporation has authorized capital consisting of One Hundred Twenty Five Million (125,000,000) shares of $.000 par value capital stock, divided into two (2) classes, that being One Hundred Million (100,000,000) shares of $.000 par value stock common stock (the “Common Stock”), and Twenty Five Million (25,000,000) shares of $.000 par value stock preferred stock (the “Preferred Stock”).

Pursuant to the Corporation’s Bylaws, Articles of Incorporation, as amended, and by authority conferred pursuant to the Wyoming Business Corporations Act, the Board of Directors of the Corporation may take action by unanimous written consent without notice and without a meeting and, further, the Board of Directors is authorized to create and issue from time to time in one or more series, shares of Preferred Stock of the Corporation, with each of such series to have such voting powers, designation, preferences and other special rights, qualifications, limitations or restrictions, as expressed in resolutions providing for the creation and issuance of such series, as adopted by the Board of Directors of the Corporation.

Pursuant to the resolutions adopted the Corporation’s Board of Directors pursuant to the Waiver of Notice and Unanimous Written Consent of the Corporation’s Board of Directors Without a Meeting effective the 15th day of January 2016 (the “January 2016 Consent”), the Board of Directors did thereby establish a series of Preferred Stock from the Corporation’s authorized shares of Preferred Stock, designated “Series B Preferred Stock”, consisting of One Million Two Hundred Fifty Thousand (1,250,000) shares, with voting powers, designation, preferences and other special rights, qualifications, limitations or restrictions as set forth in this Certificate of Designation of Rights, Privileges, Preferences and Restrictions of Series B Preferred Stock of ASPYRON, INC. (the “Series B Stock”), as follows:

1.0 Designation and Rank

A new series of Preferred Stock from the Corporation’s authorized shares of $.0001 par value Preferred Stock was thereby created, designated Series B Preferred Stock, consisting of One Million Two Hundred Fifty Thousand (1,250,000) shares (the “Series B Stock”), with the certain rights, privileges, preferences and restrictions as set forth herein shall be senior to all other series and classes of the Corporation’s Common Stock.

2.0 Dividend Rate and Rights.

Holders of the Series B Stock shall not be entitled to receive dividends or other distributions with the holders of the Common Stock when, as, and if declared by the Directors of the Corporation.

3.0 Non Convertible into Common Stock

3.1 The Series B Preferred Stock shall not be convertible into the Common Shares of the Corporation.

4.0 No Impairment

The Corporation will not, by amendment of its Articles of Incorporation or by amendment to the Certificate of Designation of the Rights, Privileges, Preferences and Restrictions of Series B Preferred Stock establishing the Series B Stock, which shall be prepared as a separate document and filed with the requisite regulatory agencies, or by resolutions adopted subsequent to the date hereof, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue some or all of any class of its securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph 4, and in the taking of all such action as may be necessary or appropriate in order to protect against impairment the rights of the holders of shares of the Series B Stock.

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5.0 Notices of Record Date

In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarter) or other distribution, the Corporation shall mail to each holder of shares of Series B Stock at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

6.0 Liquidation Preference

6.1 Distribution upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

(a) The holders of shares of the Series B Stock shall be entitled to receive prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of the Common Stock and Subordinate to the Series Preferred A Shares of the Corporation by reason of their ownership of such Series B Stock owned as of the date of Liquidation.

6.2 Definition of Liquidation. For purposes of this Paragraph 8, and unless a majority of the holders of the shares of Series B Stock affirmatively vote or agree by written consent to the contrary, a Liquidation shall be deemed to include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation), and (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least fifty one percent (51%) of the voting power of the surviving or acquiring entity.

6.3 Distributions upon Sales or Liquidation for other than Securities. If any of the assets of the Corporation are to be distributed other than in cash under this Paragraph 7, then the Board of Directors of the Corporation shall promptly engage recognized independent appraisers to determine the value of the assets to be distributed. The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Preferred Stock and Common Stock of the appraiser’s valuation.

7.0 Voting Rights

Except as required by law, the holders of shares of Series B Stock and the holders of Common Stock and all classes of Preferred and Common Stock shall be entitled to notice of any stockholders’ meeting. The Series B Preferred Stock shall vote as a single class. The Series B Stock shall vote on an undilutable ratio of 50,000 votes to each single Common Share vote. The Series B Shares will vote as a singular block and cannot be subdivided as to voting rights and operations.

8.0 Optional Redemption by the Corporation

Notwithstanding any other provision of this Agreement and except as otherwise required by law for as long as shares of Series B Stock remain outstanding, the Corporation shall have the option to redeem all of the outstanding shares of Series B Stock at any time on an “all or nothing” basis, unless otherwise mutually agreed in writing between the Corporation and the holder of the shares of Series B Stock, beginning ten (10) business days following notice by the Corporation, at a redemption price to be mutually agreed. Redemption payments may be made in cash or other form as may be agreed between the holder of the Series B Preferred Shares and the Corporation within sixty (60) days of notice by the Corporation to redeem.

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9.0 Protective Covenants

In addition to any other rights provided by law to the holders of the Corporation’s Common Stock and the Preferred Stock, for as long as shares of the Series B Stock or any shares thereof remain outstanding, the Corporation shall not do any of the following without first obtaining the affirmative vote by written consent of the holders of a majority of the then outstanding shares of Series B Stock

9.1 make any changes to the terms of the Series B Stock, or to the Corporation’s Articles of Incorporation or Bylaws, or create any other class or series of Common or Preferred Stock, or create or modify the terms, rights and preferences of any class of shares now authorized, or authorized or created subsequent to the date hereof, having preferences over or being on a parity with the Series B Stock as to dividends, liquidation, conversion or any other right and privilege of the Series B Stock, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof, are to be used first for the retirement of all Series B Stock then outstanding; or

A violation or breech of any of the above covenant(s) shall constitute an event of default of these Protective Covenants (an “Event of Default”).

10.0 Transfer or Sale

The Series B Preferred Shares shall be assignable and fully saleable/transferable as a class and block per the sole discretion of the holder of the Series B Preferred Shares.

11.0 Reissuance

The shares of Series B Stock acquired by the Corporation by reason of conversion or otherwise can be reissued, but only as an amended class, not as shares of Series A Stock.

11.0 Notices

Unless otherwise specified in the Corporation’s Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of shares of Series B Stock, shall be delivered to it at its address as it appears on the stock records of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Rights, Privileges, Preferences and Restrictions of Series B Preferred Stock of ASPYRON, INC. to be signed by the Corporation’s President and Secretary effective January 22, 2016.

ASPYRON, INC.

By:
Name:	Thomas Fitzgerald
Title:	Chairman of the Board of Directors

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